Exhibit 2.1

Description of Securities

Globus Maritime Limited (the “Company,” “Globus,” “we,” “us” or “our”) has the following securities registered pursuant to Section 12 of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Shares of common stock, par value $0.004 per share, including the preferred stock purchase rights	GLBS	Nasdaq Capital Market

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F to  which this exhibit has been incorporated by reference (the “Annual Report”).

The following is a description that includes, among other things, the material terms of our articles of incorporation and bylaws. The description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the articles of incorporation and bylaws. We encourage you to refer to our articles of incorporation and our bylaws for additional information. Because the following is only a summary, it does not contain all information that you may find important.

AUTHORIZED CAPITAL

Globus Maritime Limited is authorized to issue an aggregate of 700,000,000 shares, consisting of (1) 500,000,000 common shares, par value $0.004 per share, (2) 100,000,000 Class B common shares, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. No Class B shares have yet been issued. Our articles of incorporation require us at all times to reserve and keep available, out of our authorized but unissued common shares, such number of common shares as would become issuable upon the conversion of all Class B shares then outstanding. As of the date of the Annual Report, we have 20,582,301 common shares outstanding and 10,300 Series B preferred shares outstanding

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended).  On November 24, 2010, we redomiciled into the Marshall Islands pursuant to the BCA pursuant to appropriate filings with the Marshall Islands Registrar of Corporations.  Our entity number is 44376.

Three series of preferred shares have been designated.

There is no limitation on the right to own securities or the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws.

All of our shares are in registered form. Our articles of incorporation do not permit the issuance of bearer shares. We do not hold any of our shares in treasury.

We have financed our operations through funds raised in public and private placements of common shares and through debt. We also issued shares to our officers and employees.

PURPOSE

Our objects and purposes, as provided in Section 1.3 of our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

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COMMON SHARES, CLASS B SHARES, AND SERIES B PREFERRED SHARES

Generally, Marshall Islands law provides that the holders of a class of stock of a Marshall Islands corporation are entitled to a separate class vote on any proposed amendment to the relevant articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect the class adversely. Except as described below, holders of our common shares and Class B shares have equivalent economic rights. Holders of our common shares are entitled to one vote per share while holders of our Class B shares are entitled to 20 votes per share and the holder of our Series B preferred shares is entitled to 25,000 votes per share (subject to the limitation described in “Preferred Shares” below). Each holder of Class B shares (not including the Company and the Company’s subsidiaries) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Except as otherwise provided by the BCA, holders of our common shares, Class B shares, and Series B preferred shares will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of our Series B preferred shares and any preferred shares which we may issue in the future and our Class B shares (if we issue them in the future).

Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities.

Common shares that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC, and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants.

Transfers of shares held outside of DTC or another direct registration system maintained by Computershare, Inc., our transfer agent and registrar, and not represented by certificates are effected by a stock transfer instrument.

The transfer of registered certificates is effected by presenting and surrendering the certificates to us or our transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer.

Our articles of incorporation, bylaws and the BCA do not contain transfer restrictions on our common shares.

PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish and issue up to 100 million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

The holders of our Series A Preferred Shares, if any, are entitled to receive, if funds are legally available, dividends payable in cash in an amount per share to be determined by unanimous resolution of our Remuneration Committee, in its sole discretion. Our board of directors or Remuneration Committee determine whether funds are legally available under the BCA for such dividend. Any accrued but unpaid dividends do not bear interest. Except as may be provided in the BCA, holders of our Series A Preferred Shares do not have any voting rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred Shares are entitled to a preference in the amount of the declared and unpaid dividends, if any, as of the date of liquidation, dissolution or winding up. Our Series A Preferred Shares are not convertible into any of our other capital stock. The Series A Preferred Shares are redeemable at the written request of the Remuneration Committee at par value plus all declared and unpaid dividends as of the date of redemption plus any additional consideration determined by a unanimous resolution of the Remuneration Committee.

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In June 2020, we issued 50 newly designated Series B preferred shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000. In July 2020, we issued an additional 250 Series B preferred shares to Goldenmare Limited in return for another $150,000. In March 2021, we issued an additional 10,000 Series B preferred shares to Goldenmare Limited in return for $130,000. The purchase price was paid, in each instance, by reducing, on a dollar-for-dollar basis, the amount payable by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, in July 2020 we increased the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%.

The issuances of the Series B preferred shares to Goldenmare Limited were each approved by an independent committee of the Board of Directors of the Company, which in each case received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

The Series B preferred shares currently have the following characteristics:

Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to Series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holders of Series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B preferred shares are not convertible into common shares or any other security.

Redemption. The Series B preferred shares are not redeemable.

Dividends. The Series B preferred shares have no dividend rights.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B preferred shares are entitled to receive a payment with priority over the common shareholders equal to the par value of $0.001 per share. The Series B preferred shareholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Transferability. All issued and outstanding Series B preferred shares must be held of record by one holder, and the Series B preferred shares shall not be transferred without the prior approval of our Board of Directors.

Proportional Adjustment. In the event the Company (i) declares any dividend on its common shares, payable in common shares, (ii) subdivides the outstanding common shares or (iii) combines the outstanding common shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B preferred shares.

LIQUIDATION

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to our creditors, the payment of the par value of $0.001 per share to the holder of our Series B Preferred Shares, and the holders of preferred shares, our remaining assets and funds shall be distributed pro rata to the holders of our common shares and Class B shares, and the holders of common shares and the holders of Class B shares shall be entitled to receive the same amount per share in respect thereof. Other than its receipt of the par value of $0.001 per Series B preferred share, the holder of our Series B Preferred Shares does not participate in distributions upon liquidation.

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DIVIDENDS

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in our Annual Report and in prospectuses we may file from time to time, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus (but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year) or while we are insolvent or if we would be rendered insolvent upon paying the dividend or if the declaration or payment would be contrary to any restrictions contained in the articles of incorporation.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common shares and Class B shares will be entitled to share equally (pro rata based on the number of shares held) in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. Series B preferred shares do not participate in dividends.

CONVERSION

Our common shares are not convertible into any other shares of our capital stock. Each of our Class B shares is convertible at any time at the election of the holder thereof into one of our common shares. We may reissue or resell any Class B shares that shall have been converted into common shares. Neither our common shares nor our Class B Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of Common Stock.

DIRECTORS

Our directors are elected by the vote of the plurality of the votes cast by shareholders entitled to vote in the election. Our articles of incorporation provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock (subject to the rights of any holders of preferred shares). The board of directors may change the number of directors by a majority vote of the entire board of directors.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Our board of directors has the authority to fix the compensation of directors for their services.

Our board of directors has the authority to approve loans on behalf of Globus.

Our articles of incorporation provide that no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the BCA.

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CLASSIFIED BOARD OF DIRECTORS

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year.

REMOVAL OF DIRECTORS; VACANCIES; ADVANCE NOTICE OF NOMINATIONS

Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock cast at a meeting of the shareholders. Our articles of incorporation also permit the removal of directors for cause upon the affirmative vote of 66-2/3% of the members of the board of directors then in office. Our bylaws require parties to provide advance written notice of nominations for the election of directors other than the board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote.

NO CUMULATIVE VOTING

Our articles of incorporation prohibit cumulative voting.

SHAREHOLDER MEETINGS

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Unless otherwise required by law or our articles of incorporation, at all meetings of shareholders there must be present (either in person or by proxy) shareholders of record holding at least one third of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum.

DISSENTERS’ RIGHTS OF APPRAISAL AND PAYMENT

Under the BCA, our shareholders may have the right to dissent from various corporate actions, including certain amendments to our articles of incorporation and certain mergers or consolidations or certain sales or exchanges of all or substantially all of our assets not made in the usual and regular course of our business, and receive payment of the fair value of their shares, subject to exceptions. The right of a dissenting shareholder to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange to fix the value of the shares.

SHAREHOLDERS’ DERIVATIVE ACTIONS

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares or a beneficial interest therein both at the time the derivative action is commenced and at the time of the transaction to which the action relates or that the shares devolved upon the shareholder by operation of law, among other requirements set forth in the BCA.

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AMENDMENT OF OUR ARTICLES OF INCORPORATION

In general, amendments to articles of incorporation must be authorized by vote of the holders of a majority of the voting power of all outstanding shares entitled to vote thereon. In addition, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, in addition to the authorization of an amendment by vote of the holders of the voting power of a majority of all outstanding shares entitled to vote thereon, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. In addition, our articles of incorporation provides that, except as otherwise provided by law, any provision in the articles of incorporation requiring a vote of shareholders may only be amended by such a vote.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B shares, and preferred shares, can provide holders of our Class B shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 10,300 outstanding Series B preferred shares has 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. No Class B shares are presently outstanding, but if and when we issue any, each Class B share will have 20 votes on matters before the shareholders.

At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control over the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms, beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

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Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors (see also, “Advance Notice Requirements for Shareholder Proposals and Director Nominations”). These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must be shareholders of record and provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders. Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Action by Written Consent in Lieu of a Meeting. Our articles permit any action which may or is required by the BCA to be taken at a meeting of the shareholders to be authorized by consents in writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Presently and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, holds Series B Preferred Shares controlling 49.99% of the voting power of our outstanding capital stock. Goldenmare Limited could, together with shareholders possessing a relatively small number of shares, act by written consent in lieu of a meeting and authorize major transactions on behalf of the Company, all without calling a meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations incorporated under or redomiciled pursuant to the laws of the Marshall Islands and “interested shareholders,” our articles of incorporation prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•          prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•          upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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•          at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the voting power of the voting shares that are not owned by the interested shareholder.

Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•          owns 15.0% or more of our outstanding voting shares;

•          is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•          is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

In addition, we have entered into a shareholders rights agreement that makes it more difficult for a third party, subject to certain exceptions, to acquire us without the support of our board of directors. These anti-takeover provisions, along with provisions of our shareholders rights agreement, could substantially impede the ability of our shareholders to impose a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

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DESCRIPTION OF WARRANTS

The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which is incorporated by reference as an exhibit to our Annual Report.

•	Exercisability. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance on June 22, 2020. Each of the Class A Warrants is exercisable, in whole or in part, by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrants. We may be required to pay certain amounts as liquidated damages as specified in the Class A Warrants in the event we do not deliver common shares upon exercise of the Class A Warrants within the time periods specified in the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant.

•	Exercise Limitation. A holder does not have the right to exercise any portion of a Class A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A Warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Class A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $35.00 per share. The exercise price of the Class A Warrants and number of common shares issuable on exercise of the Class A Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The holders of Class A Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price of the Class A Warrants is subject to adjustment in the event of dividends and certain distributions as specified in the Class A Warrants.

•	Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Exchange Listing. There is no established trading market for the Class A Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Class A Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Class A Warrants will be limited.

•	Warrant Agent. The Class A Warrants are issued in registered form under a warrant agreement among Computershare Inc., Computershare Trust Company, N.A., as warrant agent, and us. The Class A Warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

•	Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Class A Warrant.

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•	Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the Class A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction. In addition, we or the successor entity, at the request of Class A Warrant holders, will be obligated to purchase any unexercised portion of the Class A Warrants in accordance with the terms of such Class A Warrants.

•	Governing Law. The Class A Warrants and the warrant agreement are governed by New York law.

The following summary of certain terms and provisions of the PP Warrants issued on June 30, 2020 and July 21, 2020 is not complete and is subject to, and qualified in its entirety by the provisions of the forms of PP Warrants, which are incorporated by reference as an exhibit to our Annual Report.

•	Exercisability. Each PP Warrant has a term of 5.5 years from its date of issuance. The PP Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the PP Warrants under the Securities Act is not effective or available at any time after the six-month anniversary of the date of issuance of the PP Warrants, the holder may, in its sole discretion, elect to exercise the PP Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the PP Warrants. If we do not issue the shares in a timely fashion, the PP Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a PP Warrant. We must maintain the effectiveness of a resale registration statement until no purchaser owns any PP Warrants.

•	Exercise Limitation. A holder does not have the right to exercise any portion of the PP Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the PP Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the PP Warrants is $18.00 per share. The exercise price of the PP Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of PP Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

•	Exchange Listing. There is no established trading market for the PP Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the PP Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the PP Warrants will be limited.

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•	Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the PP Warrants with the same effect as if such successor entity had been named in the PP Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the PP Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of PP Warrant holders, will be obligated to purchase any unexercised portion of the PP Warrants in accordance with the terms of such PP Warrants.

•	Rights as a Shareholder. Except as otherwise provided in the PP Warrants or by virtue of such holder’s ownership of our common shares, the holder of PP Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the PP Warrants.

•	Transferability. Subject to applicable laws, the PP Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Governing Law. The PP Warrants are governed by New York law.

The following summary of certain terms and provisions of the December 2020 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of December 2020 Warrant, which is incorporated by reference as an exhibit to our Annual Report.

•	Exercisability. The December 2020 Warrants have a term of 5.5 years from December 9, 2020. The December 2020 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the December 2020 Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the December 2020 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the December 2020 Warrants. If we do not issue the shares in a timely fashion, the December 2020 Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a December 2020 Warrant.

•	Exercise Limitation. A holder does not have the right to exercise any portion of the December 2020 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the December 2020 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the December 2020 Warrants is $6.25 per share (having been reduced from the original exercise price of $8.50 per share). The exercise price of the December 2020 Warrants and number of common shares issuable upon exercise of the December 2020 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the December 2020 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of December 2020 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

•	Exchange Listing. There is no established trading market for the December 2020 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the December 2020 Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the December 2020 Warrants will be limited.

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•	Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the December 2020 Warrants with the same effect as if such successor entity had been named in the December 2020 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the December 2020 Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of December 2020 Warrant holders, will be obligated to purchase any unexercised portion of the December 2020 Warrants in accordance with the terms of such December 2020 Warrants.

•	Rights as a Shareholder. Except as otherwise provided in the December 2020 Warrants or by virtue of such holder’s ownership of our common shares, the holder of December 2020 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the December 2020 Warrants.

•	Transferability. Subject to applicable laws, the December 2020 Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Governing Law. The December 2020 Warrants are governed by New York law.

The following summary of certain terms and provisions of the January 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of January 2021 Warrant, which is incorporated by reference as an exhibit to our Annual Report.

•	Exercisability. The January 2021 Warrants have a term of 5.5 years from January 29, 2021. The January 2021 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the January 2021 Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the January 2021 Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the January 2021 Warrants. If we do not issue the shares in a timely fashion, the January 2021 Warrants contain certain damages provisions. No fractional common shares will be issued in connection with the exercise of a January 2021 Warrant.

•	Exercise Limitation. A holder does not have the right to exercise any portion of the January 2021 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the January 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the January 2021 Warrants is $6.25 per share. The exercise price of the January 2021 Warrants and number of common shares issuable upon exercise of the January 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the January 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of January 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

•	Exchange Listing. There is no established trading market for the January 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the January 2021 Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the January 2021 Warrants will be limited.

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•	Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the January 2021 Warrants with the same effect as if such successor entity had been named in the January 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the January 2021 Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of January 2021 Warrant holders, will be obligated to purchase any unexercised portion of the January 2021 Warrants in accordance with the terms of such January 2021 Warrants.

•	Rights as a Shareholder. Except as otherwise provided in the January 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of January 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the January 2021 Warrants.

•	Transferability. Subject to applicable laws, the January 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Governing Law. The January 2021 Warrants are governed by New York law.

The following summary of certain terms and provisions of the February 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which is incorporated by reference as an exhibit to our Annual Report:

•	Exercisability. The February 2021 Warrants have a term of 5.5 years from February 17, 2021. The February 2021 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the February 2021 Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the February 2021 Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the February 2021 Warrants. If we do not issue the shares in a timely fashion, the February 2021 Warrants contain certain damages provisions. No fractional common shares will be issued in connection with the exercise of a February 2021 Warrant.

•

Exercise Limitation. A holder does not have the right to exercise any portion of the February 2021 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the February 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the February 2021 Warrants is $6.25 per share. The exercise price of the February 2021 Warrants and number of common shares issuable upon exercise of the February 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the February 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of February 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

•	Exchange Listing. There is no established trading market for the February 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the February 2021 Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the February 2021 Warrants will be limited.

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•	Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the February 2021 Warrants with the same effect as if such successor entity had been named in the February 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the February 2021 Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of February 2021 Warrant holders, will be obligated to purchase any unexercised portion of the February 2021 Warrants in accordance with the terms of such February 2021 Warrants.

•	Rights as a Shareholder. Except as otherwise provided in the February 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of February 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the February 2021 Warrants.

•	Transferability. Subject to applicable laws, the February 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Governing Law. The February 2021 Warrants are governed by New York law.

The following summary of certain terms and provisions of the June 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which is incorporated by reference as an exhibit to our Annual Report:

•	Exercisability. The June 2021 Warrants have a term of 5.5 years from June 29, 2021. The June 2021 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the June 2021 Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the June 2021 Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the June 2021 Warrants. If we do not issue the shares in a timely fashion, the June 2021 Warrants contain certain damages provisions. No fractional common shares will be issued in connection with the exercise of a June 2021 Warrant.

•

Exercise Limitation. A holder does not have the right to exercise any portion of the June 2021 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the June 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

•	Exercise Price. The exercise price per whole common share purchasable upon exercise of the June 2021 Warrants is $5.00 per share. The exercise price of the June 2021 Warrants and number of common shares issuable upon exercise of the June 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the June 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of June 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

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•	Exchange Listing. There is no established trading market for the June 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the June 2021 Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the June 2021 Warrants will be limited.

•	Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the June 2021 Warrants with the same effect as if such successor entity had been named in the June 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the June 2021 Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of June 2021 Warrant holders, will be obligated to purchase any unexercised portion of the June 2021 Warrants in accordance with the terms of such June 2021 Warrants.

•	Rights as a Shareholder. Except as otherwise provided in the June 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of June 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the June 2021 Warrants.

•	Transferability. Subject to applicable laws, the June 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

•	Governing Law. The June 2021 Warrants are governed by New York law.

SHAREHOLDERS RIGHTS AGREEMENT

On August 3, 2023, we declared a dividend of one preferred share purchase right, which we call a “Right”, for each of our outstanding common shares, and adopted a shareholder rights plan, as set forth in the Shareholders’ Rights Agreement dated as of August 3, 2023, by and between us and Computershare Trust Company, N.A., as rights agent. The dividend was paid on August 21, 2023 to the shareholders of record on August 21, 2023. We call this agreement the Rights Agreement. On January 30, 2025, we amended the Rights Agreement to extend the term of the Rights.

The following summary description of the Rights Agreement, as amended, and the related Rights in this section is not complete and is qualified in all respects by the terms of the Rights Agreement, Certificate of Designation of Series C Participating Preferred Shares and Amendment No. 1 to the Shareholders’ Rights Agreement, each of which is incorporated by reference as an exhibit to our Annual Report.

The Rights. The Rights initially trade with, and are inseparable from, the common shares. The Rights are evidenced only by certificates that represent the common shares. New Rights will accompany any new common shares the Company issues after August 21, 2023 until the “Distribution Date” described below.

Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Shares, or a Series C Preferred Share, for $5.00 (also called the “Series C Exercise Price”), once the Rights become exercisable. This portion of a Series C Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the outstanding common shares.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Exchange Act—are treated as beneficial ownership of the number of shares of our common shares equivalent to the economic exposure created by the derivative position, to the extent actual shares of our common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

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For persons who, prior to the time of our public announcement of the Rights Agreement, beneficially owned 15% or more of the outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations. In addition, Georgios Feidakis, Athanasios Feidakis, Konstantina Feidakis, Angelina Feidakis, Firment Shipping Inc. and Goldenmare Limited, or any of their respective affiliates are excluded from the definition of “Acquiring Person” and, therefore, may obtain beneficial ownership of 15% or more of our outstanding common shares without causing the Rights to be exercisable.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, the common shares certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) also evidence the Rights, and any transfer of common shares will constitute a transfer of Rights. After that date, the Rights will separate from the common shares and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Preferred Share Provisions

Each one one-thousandth of a Series C Preferred Share, if issued, will, among other things:

•	not be redeemable;
•	entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common shares or a subdivision of the outstanding common shares (by reclassification or otherwise), declared on common shares since the immediately preceding quarterly dividend payment date; and
•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a Series C Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person.

Flip In. If an Acquiring Person obtains beneficial ownership of 15% or more of the common shares, then each Right will entitle the holder thereof to purchase, for the Series C Exercise Price, a number of common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Series C Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip Over. If, after an Acquiring Person obtains 15% or more of the common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Series C Exercise Price, a number of common shares of the person engaging in the transaction having a then-current market value of twice the Series C Exercise Price.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional common shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

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Redemption. Our board of directors may redeem the Rights for $0.001 per Right under certain circumstances. If our board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common shares, our board of directors may extinguish the Rights by exchanging one common shares or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration. The Rights expire on the earliest of (i) August 3, 2026; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions. Our board of directors may adjust the purchase price of the Series C Preferred Shares, the number of Series C Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series C Preferred Shares or common shares. No adjustments to the Series C Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

 Taxes. The distribution of Rights should not be taxable for U.S. federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

TRANSFER AGENT AND REGISTRAR

Computershare, Inc. is the transfer agent and registrar for our common shares.

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 MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that, for non-resident entities like us, it is to be applied and construed to make the BCA uniform with the laws of the State of Delaware and other states with substantially similar legislative provisions provisions (and adopts their case law to the extent they do not conflict with the BCA), there have been few court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a place as designated in the bylaws. An annual meeting of shareholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Marshall Islands	Delaware
May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:

Whenever shareholders are required to take any action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the date of the meeting. If sent by electronic transmission, notice given shall be deemed given when directed to a number or electronic mail address at which the shareholder has consented to receive notice.

Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders or any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Any shareholder entitled to vote may authorize another person to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

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Merger or Consolidation
Marshall Islands	Delaware
Any two or more domestic corporations may merge into a single corporation if approved by the boards of the participating corporations and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting of each constituent corporation.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.
Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.
Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.
If the board is authorized in the bylaws to change the number of directors, it can only do so by a majority of the entire board. No decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

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Marshall Islands	Delaware
Removal:	Removal:
Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series when so entitled by the provisions of the articles of incorporation.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.
Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from certain plans of merger or consolidation or certain sales or exchanges of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.
A holder of any adversely affected shares who does not vote in favor of or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
• alters or abolishes any preferential right of any outstanding shares having preferences; or
• creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort. Such action in the Marshall Islands shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Reasonable expenses including attorney’s fees may be awarded if the action is successful in a Marshall Islands court.
In any action in the Marshall Islands, a corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the stock has a value of $50,000 or less.